Exhibit 4.3

RITTER PHARMACEUTICALS, INC.

AMENDMENT NO. 1 TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Amended and Restated Investors’ Rights Agreement dated as of November 17, 2010 (the “Original Agreement”), is made and entered into as of January 13, 2011, pursuant to Section 6.1 of the Original Agreement by and among Ritter Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the investors listed on Exhibit A thereto (the “Investors”) holding a majority of the Company’s Registrable Securities (as defined in the Original Agreement). Capitalized terms used in this Amendment that are not otherwise defined herein shall have the respective meanings assigned to them in the Original Agreement.

RECITALS

WHEREAS, the Company is a party to that certain Research and Development Agreement & License and that certain Put and Call Option Agreement, each dated as of November 17, 2010 (together, the “R&D Agreement”), pursuant to which the Company must provide Kolu Pohaku Management, LLC (“KPM”), with the right to designate one of the Company’s “Series B Designees” (as defined in the IRA) upon “Disbursements” (as defined in the R&D Agreement) to the Company of at least $750,000;

WHEREAS, the Company anticipates that it shall receive the requisite Disbursements in January 2011;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its stockholders to amend the IRA in the manner set forth below; and

WHEREAS, the undersigned represent the Company and stockholders holding at least a majority of the outstanding Registrable Securities of the Company as of the date hereof;

NOW, THEREFORE, the parties hereto hereby agree as follows:

AGREEMENT

1.       Effective immediately upon the Company’s receipt of at least $750,000 in Disbursements pursuant to the R&D Agreement, Section 541(b)(iii) of the Original Agreement shall be amended and restated to read as follows:

“(iii)   the one “Series B Designee” shall be nominated by Kolu Pohaku Management, LLC, or an affiliate thereof (“KPM”), and chosen by a majority-in-interest of the holders of outstanding shares of the Company’s Series B Preferred.”

2.       Except as expressly set forth in this Amendment, the Original Agreement shall continue in full force and effect in accordance with its terms.

3.       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.       All corporate action on the part of the Company and its directors, officers, and stockholders necessary for the authorization, execution, and delivery of this Amendment by the Company has been taken as of the date hereof.

5.       This Amendment shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to the conflict of laws provisions thereof.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

“COMPANY”

RITTER PHARMACEUTICALS, INC.

By:	/s/ Andrew Ritter
Andrew Ritter, Chief Executive Officer

Signature Page to Amendment No. 1 to

Amended and Restated Investors’ Rights Agreement

“INVESTORS”

STONEHENGE PARTNERS, LLC

By:	/s/ Ira Ritter
Ira Ritter, its Managing Member

Signature Page to Amendment No. 1 to

Amended and Restated Investors’ Rights Agreement